Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information
Susan Eich
Media contact
612-851-6205
susan.eich@softbrands.com
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Tim Dolan
Investor Contact
timothy.dolan@icrinc.com
617-956-6727
SOFTBRANDS RESTRUCTURES ITS MANUFACTURING OPERATIONS TO IMPROVE
PROFITABILITY AND LONG-TERM GROWTH PROSPECTS
Moves Expected to Result in Restructuring Charge of Approximately $1.5 Million
MINNEAPOLIS – June 20, 2007 – SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced that it is restructuring its manufacturing business to help the company achieve its goals for growth and profitability by reallocating resources to its SAP-related business while optimizing its base FourthShift business. The actions include creating dedicated teams that will work on the two distinct parts of its manufacturing operations — the base FourthShift business and the SAP business; lowering costs in the base business, including a workforce reduction, to more appropriately align spending levels with the requirements of maintaining a mature software business; and increasing the company’s commitment and resources allocated to its SAP business to ensure it is investing properly in its growth business.
“We are taking these restructuring actions from a position of strength in our manufacturing business. We are seeing momentum in our SAP business and we need to ensure we capitalize on the opportunity in front of us, which is to expand our footprint and our product and service offerings to meet the needs of the SAP small- and medium-sized enterprise market,” said Randy Tofteland, president and chief executive officer of SoftBrands. “By reallocating our resources and streamlining our base business operations, we believe SoftBrands’ manufacturing business will be well positioned to deliver much improved profitability, while at the same time improving its long-term growth potential.”
Approximately 55 positions in its worldwide manufacturing business and in finance/administration will be eliminated as part of the overall restructuring activities. Affected employees will receive severance pay and outplacement assistance in the U.S. market.

The company expects to record a restructuring charge of approximately $1.5 million related to the reduction in force, the majority of which will be recorded in the third quarter of fiscal 2007, with the remainder being recorded in fourth quarter of fiscal 2007 and first quarter of fiscal 2008. In fiscal 2008, SoftBrands anticipates net expense savings of approximately $3 million related to this restructuring and natural attrition over the past several months, and inclusive of the additional resource investment in the SAP business. The company expects to begin realizing the benefits of the cost savings in the fourth quarter fiscal 2007. SoftBrands reaffirmed its previous guidance for fiscal 2007 revenue in the range of $95 to $97 million.
“We will be devoting more resources to our SAP business, which is the future of SoftBrands. This is the right time to increase funding levels in our SAP business, as we are now in a position to leverage the progress that has been made over the past year. We will be adding SAP experts in many departments, including presales, SAP large enterprise sales (formerly B1 Large), and consulting. We believe these investments will help drive increased sales to SAP large enterprises, demand for our consulting resources and volume in our indirect channel,” said Ralf Suerken, senior vice president and general manager, SoftBrands Manufacturing.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to effectively integrate the HIS business;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs;

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

•	Our ability to successfully upgrade our financial systems
About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 825 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.
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